UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2024

Moatable, Inc.

(Exact Name of Registrant as specified in its charter)

Commission file number: 001-35147

Cayman Islands	45 West Buchanan Street, Phoenix, Arizona, 85003	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification No.)

(833) 258-7482
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American depositary shares, each representing 45 Class A ordinary shares	MTBLY	OTC Pink
Class A ordinary shares, par value $0.001 per share*	MTBLY	OTC Pink

* Not for trading, but only in connection with the listing and trading of American depositary shares on OTC Pink.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On April 29, 2024, Moatable, Inc. (the “Company”) received notification from James Dumler of his intention to resign as a member of the Board of Directors (the “Board”) of the Company, effective May 1, 2024. Mr. Dumler resigned for personal reasons and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On April 29, 2024, the Company received notification from Rebecca Polak of her intention to resign as a member of the Board of the Company, effective May 1, 2024. Ms. Polak resigned for personal reasons and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On April 30, 2024, the Board appointed Grant Moon to serve as a director of the Company, effective as of April 30, 2024. Mr. Moon is CEO of BlueForceX, a strategy consulting firm serving banks, venture capital firms, and early-stage technology companies. He is also a venture partner with Denver Angels, an early-stage venture capital firm in Colorado. Previously, he founded and served as Chief Executive Officer of Home Captain Inc., a financial technology company that served over 40 large banks and financial institutions. Prior to Home Captain, Mr. Moon worked for American Express in the Global Client Group managing a portfolio of some of their largest clients representing over $10 billion in annual charge volume. Before American Express, Grant worked for Hersha, a public REIT, in multiple roles, eventually heading all eCommerce, distribution, and marketing functions for the Company. He is a former Major in the US Army, a veteran of the Global War on Terrorism, and a Bronze Star Recipient. He is passionate about giving back and serving the veteran community. To better educate veteran home buyers on their VA Home Loan benefits, Mr. Moon penned and published The Ultimate Guide to VA Loans. He also created a continuing education qualified course called “VA Loan Certified”, which provides real estate agents the training needed to work with veteran homebuyers effectively. Mr. Moon holds a BS in Business Administration from Endicott College, an MBA from Babson College, and an MS in Technology Management from Columbia University.

Mr. Moon is eligible to receive certain cash and equity compensation that all of the Company’s non-employee directors receive under the Company’s director compensation policy, as described under the section titled “Executive Compensation” in the Company’s annual report on Form 10-K filed on April 3, 2024.

Mr. Moon's annual cash compensation is $80,000, payable each quarter. The amount of cash actually paid to a director will be prorated to reflect the duration of his service time in the year. In addition, Mr. Moon receives $20,000 in stock compensation.

The Company has entered into the Company’s standard form of indemnification agreement with Mr. Moon. The indemnification agreement provides, among other things, that the Company will indemnify Mr. Moon for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as a director of the Company, and otherwise to the fullest extent permitted by law. The form of indemnification agreement was previously filed as Exhibit 10.5 to the Company’s Registration Statement on Form F-1 (File No. 333-173548), as amended, as originally filed on April 15, 2011, and is incorporated herein by reference.

There are no family relationships between Mr. Moon and any Company director or executive officer, and no arrangements or understandings between Mr. Moon and any other person pursuant to which he was selected as a director. There are no related party transactions between the Company and Mr. Moon which would require disclosure under Item 404 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOATABLE, INC.

	By:	/s/ Joseph Chen
Date: May 1, 2024		Joseph Chen
Chairman and Chief Executive Officer